EXHIBIT 10.7

[WORKDAY LOGO]

As Amended May 22, 2012

Mr. Mark S. Peek

Dear Mark:

Workday, Inc. is pleased to offer you employment as Chief Financial Officer, reporting to me.

Your employment with Workday will commence in June 2012, with an initial stating salary of $250,000 per year, which will be payable in accordance with Workday’s standard payroll procedures. In addition, you will be eligible to participate in a variable compensation plan in which your award will be targeted at $100,000. Your award under this plan will be determined based on your performance against annual goals upon which we agree in advance. You will also receive a one-time hiring bonus of $50,000 (“Hiring Bonus”) which shall be payable in the first regular payroll cycle following your commencement of employment.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock and also granted 150,000 shares of the Company’s Restricted Stock. The exercise price per share for the Common Stock option will be equal to the fair market value for common shares on the date the Option is granted. In addition, you will be able to keep your initial board option granted in December 2011 to purchase 150,000 shares at the strike price and subject to the vesting schedule set at that time. You will vest in 20% of the Option shares and the Restricted Stock after 12 months of continuous service and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service with your vesting commencing on your first day of employment. The Option and the Restricted Stock grants will be subject to the terms and conditions applicable to equity granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement and Restricted Stock Agreement.

As a regular employee of Workday, you will also be eligible to participate in a number of Workday-sponsored benefits and programs, as may be established by Workday and in effect from time to time. In addition, as a Workday senior executive, you will participate in a change in control plan to be adopted by Workday’s Board of Directors that will provide benefits if, following a change in control of Workday, your employment in terminated other than for cause or due to your voluntary resignation for good reason. In your case, the benefits under the plan will be no less than a payment in the amount of 100% of your base compensation and accelerated vesting of 50% of your unvested equity awards as of the date of the change in control. The change in control plan will provide for typical definitions of “cause”, “good reason” and “change in control”.

Please be advised that your employment with Workday will be “at-will”, which means that either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this policy of employment at-will shall only be made in writing by a CEO of Workday. In particular, this policy of at-will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer is contingent upon satisfactory completion of all applicable background checks.

All amounts discussed herein are subject to applicable withholding taxes. If Workday determines at the time of the your termination of employment that it is necessary or appropriate for any of the payments specified above to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal revenue Code (“Section 409A”), then the payments, as applicable, shall be made on the earliest practicable date or dates permitted under Section 409A without the imposition of any additional tax, interest and/or penalties.

Workday has its own way of doing business, and its own unique, independently developed proprietary technology. We neither need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday also understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of Workday’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Like all Workday employees, you will also be required, as a condition of your continued employment with Workday to comply with the terms of Workday’s Employee handbook as it may be updated and/or revised from time to time.

We are delighted that you will be joining us to help build a truly world class company. Welcome aboard!

Sincerely,

/s/ Aneel Bhusri
Aneel Bhusri, Co-CEO

The forgoing is accepted and correctly states our arrangement.

/s/ Mark S. Peek
Mark S. Peek

2